UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2017

GRAN TIERRA ENERGY INC.

(Exact name of Registrant as specified in its charter)

Delaware	98-0479924
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number: 001-34018

Suite 900, 520-3 Avenue SW

Calgary, Alberta Canada T2P 0R3

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (403) 265-3221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 6, 2017, Gran Tierra Energy Inc. (“Gran Tierra”) issued a press release announcing that it has received approval from the Toronto Stock Exchange (“TSX”) to implement its previously announced normal course issuer bid (the “Bid”) through the facilities of the TSX, the NYSE MKT and eligible alternative trading platforms in Canada and the United States. Pursuant to the Bid, Gran Tierra is able to purchase for cancellation up to 5% of its issued and outstanding shares of common stock (the “Shares”) for a one year period at prevailing market prices. The brokerage firm conducting the Bid on behalf of Gran Tierra is GMP FirstEnergy, with respect to purchases made on the TSX, and Griffiths McBurney Corp., with respect to purchases made on the NYSE MKT.

Under the Bid, Gran Tierra may repurchase for cancellation up to 19,540,359 Shares. This represents approximately 5% of its 390,807,191 issued and outstanding Shares as of January 27, 2017. These purchases will be made in accordance with applicable regulations over a maximum period of one year beginning on February 8, 2017, and ending on February 7, 2018. The average daily trading volume of the Shares over the six (6) calendar months prior to the date hereof was 1,214,973 Shares. Accordingly, Gran Tierra is entitled to purchase, on any trading day, up to 303,743 Shares. The consideration that Gran Tierra will pay for any Shares acquired by it under the Bid will be paid in cash at the market price of such Shares at the time of acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2017	GRAN TIERRA ENERGY INC.

	By:	/s/ David Hardy
	Name:	David Hardy
	Title:	VP Legal & General Counsel

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